Exhibit 21.1

Independence Realty Trust

Subsidiaries at March 8, 2013

Entity Name	Domestic Jurisdiction
IRT Heritage Trace Apartments Virginia, LLC	Delaware
IRT Cumberland Glen Apartments Georgia, LLC	Delaware
IRT Crestmont Apartments Georgia, LLC	Delaware
IRT Tresa at Arrowhead Arizona, LLC	Delaware
IRT Runaway Bay Apartments, LLC	Delaware
IRT Belle Creek Apartments Colorada, LLC	Delaware
IRT Centrepoint Arizona, LLC	Delaware
IRT Copper Mill Apartments Texas, LLC	Delaware
Independence Realty Operating Partnership, LP	Delaware